Exhibit 99.1

PRESS RELEASE

THE CHEESECAKE FACTORY OPENS

GRAND LUX CAFE IN LAS VEGAS, NEVADA

Company Meets Fiscal 2007 New Restaurant Opening Target

FOR IMMEDIATE RELEASE	CONTACT:	JILL PETERS
(818) 871-3000

Calabasas Hills, CA – December 31, 2007 – The Cheesecake Factory Incorporated (Nasdaq: CAKE) today announced the opening of its 13th Grand Lux Cafe at The Shoppes at the Palazzo located in The Palazzo Resort-Hotel-Casino in Las Vegas, Nevada.  The retail bakery portion of the restaurant opened on December 30, 2007 in conjunction with the opening of The Palazzo casino.  The full restaurant is expected to open on January 5, 2008 in conjunction with the planned opening of The Palazzo hotel tower.  The restaurant contains approximately 17,300 square feet and 400 seats.

“This opening marks our 21st new restaurant opened in fiscal 2007, in-line with our targeted development goal for the year,” said David Overton, Chairman and CEO.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale casual dining segment in 1978 with the introduction of its namesake concept and continues to define it today with the two highest productivity concepts in the industry.  The Company operates 139 restaurants throughout the U.S. under The Cheesecake Factory® name with an extensive menu of more than 200 items and average annual unit sales of approximately $10.6 million.  Grand Lux Cafe®, the Company’s second concept, has 13 units in operation across the U.S. offering a broad menu of more than 150 items and average annual unit sales of approximately $12.6 million.  The Company also operates two bakery production facilities in Calabasas Hills, CA and Rocky Mount, NC that produce over 50 varieties of quality cheesecakes and other baked products.  Additionally, the Company operates one self-service, limited menu express foodservice operation and licenses two bakery cafe outlets to another foodservice operator.  For more information, please visit thecheesecakefactory.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this release are generally identified by words such as “believes,” “anticipates,” “plans,” “expects,” “will,” and “would,” and similar

The Cheesecake Factory Incorporated

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

expressions that are intended to identify forward-looking statements.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements.  Forward-looking statements regarding the number and timing of the Company’s planned new restaurant openings are subject to risks and uncertainties due to factors outside of the Company’s control, including factors that are under the control of government agencies, landlords and others.  Forward-looking statements speak only as of the dates on which they were made.  The Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise unless required to do so by the securities laws.  Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company’s filings with the Securities and Exchange Commission.  These filings are available on a website maintained by the Securities and Exchange Commission at www.sec.gov.

###